[BANTA CORPORATION LETTERHEAD]



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

          In a letter dated March 20, 2002, our independent public accountants, Arthur Andersen LLP ("Andersen"), represented to us that their audit of the consolidated financial statements of Banta Corporation and subsidiaries as of December 29, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that their engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.




BANTA CORPORATION


By: /s/ Gerald A. Henseler
   -----------------------------------
        Gerald A. Henseler
        Executive Vice President


March 25, 2002